Exhibit 10.2

Description of Compensation Arrangements for Certain Executive Officers

A description of the compensation arrangements for certain of the executive officers of Constellation Brands, Inc. is set forth at Exhibit 10.46 of the Company's Form 10-K for the fiscal year ended February 28, 2006. In addition to the compensation arrangements and employee benefits described therein, the current executive officers, including those who are Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K), are eligible to receive an executive vehicle/auto allowance perquisite having an annual value of up to $9,600. Notwithstanding the foregoing, no executive officer who receives a vehicle/auto allowance benefit pursuant to an employment agreement is eligible to receive this executive vehicle/auto allowance perquisite.